UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 16, 2016

GLOBE NET WIRELESS CORP.

(Exact name of registrant as specified in its chapter)

Nevada	333-172172	000-0000000
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2302-3 Pacific Plaza 410 Des Voeux Road West Hong Kong, China

(Address of principal executive offices)

Registrant’s telephone number, including area code (852) 37-55-8010

N/A

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 5.01.	Changes in Control of Registrant.

On August 16, 2016, Ku Wai Li and Gustavo Americo Folcarelli entered into a share purchase agreement for the purchase and sale of two million shares in the capital of Globe Net for the purchase price of $3,500.00. For more details, see Exhibit 10.1 – Share Purchase Agreement.

As a result of the purchase and sale of the two million shares, there was a change in control in the voting shares of Globe Net. Gustavo Americo Folcarelli, is now the beneficial owner of 22.72% of the issued and outstanding shares of common stock in the capital of Globe Net and Mr. Li, the former CEO and President of Globe Net owns no shares of common stock in the capital of Globe Net.

Prior to the purchase and sale of shares, no shareholder beneficially owned 5% or more of the issued and outstanding shares of common stock, with the exception of Mr. Li, who owned 22.72% of the issued and outstanding shares of common stock in the capital of Globe Net.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On August 16, 2016, Gustavo Americo Folcarelli consented to and was appointed the President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, and the Corporate Secretary of Globe Net by the board of directors.

The board of directors of Globe Net currently consists of Ku Wai Li as the sole director and Gustavo Americo Folcarelli as the President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, and the Corporate Secretary of Globe Net.

Gustavo Americo Folcarelli (48 years old) has been the President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, and the Corporate Secretary of Globe Net since August 2016. Mr. Folcarelli holds a Bachelor of Commerce (Honors) degree from Ryerson University and has worked as a senior manager for several companies including Toshiba and Harry Rosen, where he was involved with the development and implementation of sales and marketing programs. Mr. Folcarelli was a founding partner in an Italian designer clothing outlet called Le Firme Inc. which went from 1 physical location to 5 as well as a developing a successful online store. From 2005 to present, Mr. Folcarelli has operated a private company, Current Real Estate Management and Development, in Priverno, Latina, Italy, which develops real estate properties in Italy. Mr. Folcarelli is responsible for changing the designation of use of the properties from non-commercial/agricultural to multi-use dwelling designation, presenting building plans and obtaining permits to build, then develop and the properties and manage and sell the built units.

Ku Wai Li (31 years old) has been the sole director of Globe Net since September 2009 and from September 2009 to August 2016 was the sole officer of Globe Net. Since July 2004 Mr. Li has also been an accountant for Linfeng Electronics Ltd in the Shenzhen Province of China.

During the past three years, Mr. Folcarelli has not served as a director of any listed companies.

There is no family relationship among the directors or officers of Globe Net.

During the last two years, there has been no transaction or proposed transaction that Globe Net was or is a party to in which Mr. Folcarelli nor Mr. Li had or is to have a direct or indirect material interest.

Globe Net has not entered into any material plan, contract, or arrangement (whether or not written) with either Mr. Li or Mr. Folcarelli.

Item 7.01. Regulation FD Disclosure.

Limitation on Incorporation by Reference: In accordance with general instruction B.2 of Form 8-K, the information in this report, including Exhibit 10.1, is furnished under Item 9 and pursuant to Regulation FD, and will not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, or incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as will be expressly set forth by specific reference in such filing. This report will not be deemed a determination or an admission as to the materiality of any information in the report that is required to be disclosed solely by Regulation FD.

The information contained in Exhibit 10.1 is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

10.1	Share Purchase Agreement dated August 16, 2016 between Gustavo Americo Folcarelli and Ku Wai Li.	Included

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Globe Net Wireless Corp has caused this report to be signed on its behalf by the undersigned duly authorized person.

GLOBE NET WIRELESS CORP.

Dated: August 18, 2016	By:	/s/ Gustavo Americo Folcarelli
Gustavo Americo Folcarelli – President & CEO